Exhibit 10.4

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (the “Agreement”) dated as of October 1, 2012 between FOREST OIL CORPORATION, a New York corporation (the “Company”), with its principal offices located at 707 Seventeenth Street, Suite 3600, Denver, Colorado, and Patrick R. McDonald (“Executive”),

W I T N E S S E T H:

WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the “Board”) has approved the Company entering into a severance agreement with Executive in order to encourage his continued service to the Company;

WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

WHEREAS, Executive will receive and/or has received proprietary and confidential trade secret information of the Company; and

WHEREAS, Executive will serve and/or has served as an executive, management personnel, or officer of the Company;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

1.                                      Definitions.

(a)                                 “Annual Compensation” shall mean an amount equal to the greatest of:

(i)                                     Executive’s annual base salary at the annual rate in effect at the date of his Involuntary Termination;

(ii)                                  Executive’s annual base salary at the annual rate in effect sixty days prior to the date of his Involuntary Termination; or

(iii)                               Executive’s annual base salary at the annual rate in effect immediately prior to a Change of Control.

Notwithstanding the foregoing, if Executive’s employment shall be subject to an Involuntary Termination upon or within two years after a Change of Control, then the amount determined pursuant to the preceding sentence shall be increased by the amount of the Annual Bonus.  For purposes of the preceding sentence, the term ‘Annual Bonus’ shall mean the annual bonus most recently paid by the Company to Executive prior to the date of his Involuntary Termination; provided, however, that if Executive was employed by the Company for only a portion of the year with respect to which such bonus was paid, then the ‘Annual Bonus’ shall equal (A) an

Confidential

amount determined by annualizing the bonus received by Executive in respect of such partial year (pursuant to Paragraph 5(b) hereof or otherwise) based on the ratio of the number of days Executive was employed by the Company during such year to 365 days or (B) the annual bonus earned by Executive (whether or not previously paid) in respect of the year immediately preceding the date of his Involuntary Termination, if Executive has not received a bonus in respect of such partial year by the date of his Involuntary Termination; provided, further, that if Executive has not received an annual bonus from the Company at any time prior to the date of his Involuntary Termination, then the ‘Annual Bonus’ shall equal the amount of Executive’s target annual bonus for the year in which such termination occurs.

(b)                                 “Change in Duties” shall mean the occurrence of any one or more of the following, if not cured by the Company within 30 days after written notice thereof from Executive to the Company, which written notice must be made within 90 days following the occurrence of the event:

(i)                                     A significant and adverse change in the nature or scope of Executive’s authorities or duties from those applicable to him immediately prior to the date on which a Change of Control occurs;

(ii)                                  A material reduction in Executive’s base salary from that provided to him immediately prior to the date on which a Change of Control occurs;

(iii)                               A material diminution in Executive’s annual bonus opportunity from that applicable to him in respect of the Company’s fiscal year in which a Change of Control occurs;

(iv)          a material reduction in the annual grant date value of long-term cash and equity compensation grants from the grant date value of such grants in respect of the Company’s fiscal year in which a Change of Control occurs or, if annual long-term grants have not been made in respect of such fiscal year at the time of such Change of Control, in respect of the Company’s fiscal year ending immediately prior to such Change in Control; provided that if no annual grant of long-term awards has been made to Executive prior to a Change of Control, then the applicable value for purposes of this clause (iv) shall be grant date value of all long-term awards made to the Executive during the 12-month period immediately prior to such Change of Control;

(v)                                 A change in the location of Executive’s principal place of employment by the Company (including its subsidiaries) by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs, if such change increases Executive’s commute from his principal residence.

Notwithstanding the foregoing, a “Change in Duties” will cease to exist if Executive has not terminated employment within two years following the initial occurrence of the event constituting a Change in Duties.

(c)                                  “Change of Control” shall mean the occurrence of any one of the following events:

(i)                                     Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with clauses (iii)(A), (iii)(B) and (iii)(C) of this Paragraph 1(c);

(ii)                                  Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of more than 60% of the total gross fair market value of all the assets of the Company immediately before such sale or other disposition (determined without regard to any liabilities associated with such assets), or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)                              Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)                                  “Compensation Committee” shall mean the Compensation Committee of the Board.

(f)                                   “Disability” shall mean that, as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six consecutive months and he shall not have returned to full-time performance of his duties within thirty days after written notice of termination is given to Executive by the Company (provided, however, that such notice may not be given prior to thirty days before the expiration of such six-month period).

(g)                                  “Involuntary Termination” shall mean any termination of Executive’s employment with the Company which:

(i)                                     does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this subparagraph (g)); or

(ii)                                  results from a resignation by Executive on or before the date which is sixty days after the date upon which Executive receives notice of a Change in Duties;

provided, however, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death or Disability.  For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

(h)                                 “Severance Amount” shall mean an amount equal to 2.5 times Executive’s Annual Compensation.

(i)                                     “Severance Period” shall mean a period commencing on the date of Executive’s Involuntary Termination and continuing for twenty-four months.

(j)                                    “Termination for Cause” shall mean termination of Executive’s employment by the Company (or its subsidiaries) by reason of Executive’s (i) gross negligence in the performance of his duties, (ii) willful and continued failure to perform his duties, (iii) willful engagement in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of a felony.  For purposes of this Section 1(j), no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”) or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  Notwithstanding the foregoing, Executive shall not be deemed to have suffered a Termination for Cause without (1) reasonable notice to Executive setting forth the reasons for the Company’s intention to terminate for Cause, (2) an opportunity for Executive, together with his counsel, to be heard before the Applicable Board, and (3) delivery to Executive of a notice of termination from the Applicable Board finding that in the good faith opinion of three-quarters (3/4) or more of the Applicable Board (excluding Executive, if Executive is a member of the Applicable Board), Executive acted in a manner described in one or more of clauses (i) through (iv) above, and specifying the particulars thereof in detail.  A termination of Executive will be a Termination for Cause only if notice of termination as specified in the preceding sentence is delivered to Executive not later than 180 days following the Board’s knowledge of the circumstance described in clauses (i) through (iv) above which forms the basis of such termination (other than through knowledge of Executive himself).

2.                                      Services.  Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

3.                                      Termination Within Two Years After a Change of Control.  Subject to the provisions of Paragraph 6(i) hereof, if Executive’s employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs on or within two years after the date upon which a Change of Control occurs, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries), pay to Executive the following amounts (subject to any applicable payroll or other taxes required to be withheld and any employee benefit premiums) and take the following actions after the last day of Executive’s employment with the Company:

(a)                                 Pay Executive a lump sum cash payment in an amount equal to the Severance Amount.  Subject to the provisions of Paragraph 6(i) hereof, such payment shall be made on the date that is 60 days after the date of Executive’s Involuntary Termination or on the immediately following business day if such day is not a business day.

(b)                                 Cause Executive and those of his dependents (including his spouse) who were covered under the Company’s medical and dental benefit plans on the day prior to Executive’s Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period; provided that (i) the cost of such coverage (based on prevailing COBRA rates) shall be reported by the Company as taxable income to Executive to the extent reasonably determined by the Company or Executive to be necessary to avoid such coverage from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Section 105(h) of the Code, but otherwise such coverage shall be provided without any cost to Executive, (ii) such coverage may, if elected by the Company, be provided through Executive electing coverage under COBRA for the maximum allowable period and the Company’s paying the premiums for such coverage on Executive’s behalf, (iii) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive), (iv) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under the Company’s plans had he voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans, (v) such coverage to Executive (or the receipt of equivalent benefits) shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Executive’s income, and (vi) to the extent such coverage cannot be provided to Executive following the expiration of the maximum applicable COBRA period because it is not allowed by a third-party insurance carrier, or to the extent the provision of such coverage would result in tax penalties to Executive pursuant to Section 409A of the Code, in lieu of such coverage the Company shall pay to Executive on the first day of each month of the Severance Period in which such coverage is not provided an amount in cash equal to the cost of Executive purchasing such coverage on the open market, as reasonably determined by the Company.

(c)                                  Cause the vesting of any and all outstanding equity-based compensation awards to be accelerated to the extent described in the applicable plans and award agreements.

(d)                                 Cause any and all outstanding options to purchase common stock of the Company held by Executive to remain exercisable for twelve months after the last day of Executive’s employment with the Company (but in no event shall any such option be exercisable for (i) a longer period than the original term of such option (but in no event after the 10th anniversary of the original date of grant of such option) or (ii) a shorter period than that already provided for under the terms of such option).  If and to the extent that the preceding provisions of this paragraph are inconsistent or conflict with the terms of any stock option agreement, then the preceding provisions of this paragraph shall govern and control.

4.                                      Interest on Late Payments.  If any payment provided for in Paragraph 3(a) hereof is not made when due (determined after giving effect to any delay in such payment required pursuant to Paragraph 6(i)(2) hereof), the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at 10% plus the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on a non-compounded basis, and shall change when and as any such change in such prime rate shall be announced by such bank.

5.                                      Limitations on Payments and Certain Additional Payments by the Company.

(a)                                 (i)                                     Anything in this Agreement to the contrary notwithstanding, in the event that (A) there is a Change of Control, and (B) the receipt of all payments, distributions or benefits (including without limitation accelerated vesting of equity-based awards) by the Company in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code by virtue of Section 280G of the Code, the accounting firm which audited the Company prior to the Change of Control which results in the application of such excise tax, or another nationally known accounting or employee benefits consulting firm selected by the Company prior to such Change of Control (the “Accounting Firm”), shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below).  The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount.  If such a determination is not made by the Accounting Firm, Executive shall receive all Agreement Payments to which Executive is entitled under this Agreement.

(ii)                                  If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Paragraph 5(a) shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company and Executive.  For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced, in the following order:  (A) payments under Paragraph 3(a) hereof, (B) accelerated vesting of equity-based awards which occurs in accordance with Paragraph 3(c) hereof (and such equity-based awards shall continue to vest in accordance with their terms), and (C) medical and dental benefits under Paragraph 3(b) hereof.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii)                               As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(iv)                              For purposes hereof, the following terms have the meanings set forth below:  (A)  “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Paragraph 5(a) and (B) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and Section 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Section 1 and Section 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive certifies, in Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

(b)                                 On or before the date upon which a Change of Control occurs, the Compensation Committee shall make a determination under the Company’s annual incentive plan as to whether bonuses under such plan for the year during which the Change of Control occurs are due based on partial year results through the date of the Change of Control, and, if the Compensation Committee determines that such bonuses are due, then the Compensation Committee shall also determine the amount of such bonus that shall be paid to Executive.  On or before the date of the Change of Control, the Company shall pay to Executive the amount of Executive’s bonus that has been determined by the Compensation Committee in accordance with the preceding sentence.

6.                                      Noncompetition; Nonsolicitation.

(a)                                 Non-Competition.  In consideration of the severance payments and benefits to which Executive would be entitled in the event of an Involuntary Termination under the conditions described in Paragraph 3 of this Agreement (including without limitation any acceleration of vesting of equity-based awards as described in Paragraph 3(c) hereof ), until the day prior to the second anniversary of Executive’s termination of employment with the Company following a Change of Control while this Agreement is in effect (whether or not such termination is an Involuntary Termination) (the “Noncompetition Period”), Executive absolutely and unconditionally agrees that he shall not directly or indirectly, either for his own account or for the benefit of any person, firm or corporation, directly or indirectly, own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, consultant, employee, partner, investor or otherwise, any business entity that competes with the Company in any geographic area in which the Company has done business at any time during the two years preceding the Termination Date.  Notwithstanding the foregoing, Executive may hold up to a one-percent (1%) interest in any publicly traded company and shall have an unlimited right to invest in any mutual fund that is publicly traded or managed by a major financial institution.

(b)                                 Non-Solicitation.  In consideration of the severance payments and benefits to which Executive would be entitled in the event of an Involuntary Termination under the conditions described in Paragraph 3 hereof (including without limitation any acceleration of vesting of equity-based awards as described in Paragraph 3(c) hereof), Executive agrees to refrain from knowingly, directly or indirectly, during the Noncompetition Period, directly or indirectly soliciting for employment any employees of the Company without the advance written consent of the Company, which consent may be withheld for any reason.

(c)                                  Provisions Generally Applicable to Section 6.  Executive understands that the provisions of Paragraphs 6(a) and 6(b) of this Agreement may limit his ability to earn a livelihood in a business similar to that of the Company but Executive nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and its members, principals and directors, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided under Paragraph 3 hereof is sufficient to compensate Executive for the restrictions contained in Paragraphs 6(a) and 6(b) hereof.  If any court determines that any of the covenants in Paragraphs 3(a) and 3(b) hereof, or any part thereof, is invalid or unenforceable, the remainder of the covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  In the event any of the covenants in Paragraphs 3(a) and 3(b) hereof shall be more restrictive than permitted by applicable law, it shall be limited to the extent which is so permitted and, in its reduced form, such provision shall then be enforceable. Nothing in this Agreement shall be construed as preventing the Company from pursuing any and all other remedies available to it for the breach or threatened breach of the covenants in Paragraphs 3(a) and 3(b) hereof, including recovery of money damages or temporary or permanent injunctive relief. Accordingly, Executive acknowledges that the remedy at law for breach of the covenants in Paragraphs 3(a) and 3(b) hereof may be inadequate and that, in addition to any other remedy the Company may have, it shall be entitled to an injunction restraining any breach or threatened breach.

7.             General.

(a)           Term.  The effective date of this Agreement is October 1, 2012.  The Compensation Committee shall have the right to terminate or modify this Agreement without Executive’s consent on not less than one (1) years’ advance written notice to Executive; provided that no such termination or modification may be effective prior to (i) April 1, 2015 or (ii) if a Change of Control occurs while this Agreement is in effect, thirty (30) months after the Change of Control.  This Agreement shall remain in effect until so terminated and/or modified by the the Compensation Committee, or upon the mutual consent of the Compensation Committee and Executive.

(b)         Indemnification.  If Executive shall obtain any money judgment or otherwise prevail with respect to any material issue in any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys’ fees (at his attorney’s regular hourly rates) and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at 10% plus the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on a non-compounded basis, and shall change when and as any such change in such prime rate shall be announced by such bank.  Any reimbursement of reasonable attorneys’ fees and disbursements required under this Paragraph 7(b) shall be made not later than the close of Executive’s taxable year following the taxable year in which Executive incurs the expense.  In no event shall any reimbursement be made to Executive for such fees and disbursements incurred after the later of (A) Executive’s death or (B) the date that is 10 years after the date of Executive’s termination of employment with the Company.

(c)         Payment Obligations Absolute.  The Company’s obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else.  All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand.  Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(b) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

(d)           Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  This Agreement shall also be binding upon and inure to the benefit of Executive and his estate.  If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

(e)           Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)            Non-Alienation.  Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

(g)           Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Executive, such notices or communications shall be effectively delivered if hand-delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

(h)           Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

(i)            Release and Delayed Payment Restriction.

(1)           As a condition to the receipt of any benefit under Paragraph 3 hereof, Executive shall first execute a release in the form attached hereto as Exhibit A.

(2)           The release described in Paragraph 7(i)(1) hereof must be effective and irrevocable within 55 days after the date of the termination of Executive’s employment with the Company, or the payments and benefits provided to Executive under Paragraph 3 shall not be paid or provided.  Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six months following the date of Executive’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Executive’s termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.  If this Paragraph 7(i)(2) becomes applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date such payment would have been made had this Paragraph 7(i)(2) not applied to the actual date of payment, at the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of Executive’s termination of employment (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount.  Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code..

(j)            Full Settlement.  If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of his termination of employment.

(k)           Unfunded Obligation.  The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

(l)            Not a Contract of Employment.  This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company (or its subsidiaries) to discharge Executive at will or (b) the terms and conditions of any other agreement between the Company and Executive except as provided herein.

(m)          Number and Gender.  Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular.  The masculine gender where appearing herein shall be deemed to include the feminine gender.

(n)           Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior Severance Agreements, if any, by and between the Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the effective date in Paragraph 6(a).

“EXECUTIVE”

[Insert Name]

“COMPANY”

FOREST OIL CORPORATION

By:
[NAME]
[TITLE]

EXHIBIT A

RELEASE OF CLAIMS

This General Release of all Claims (this “Agreement”) is entered into on                    , 20    , by                                (“Executive”) and Forest Oil Corporation, a New York corporation (the “Company”).

In consideration of the promises set forth in the Severance Agreement between Executive and the Company, dated as of                     , 20     (the “Severance Agreement”), and as a condition to the receipt of any benefit under Section 3 of the Severance Agreement as described in Section 7(i) of the Severance Agreement, Executive agrees as follows:

1.             General Release and Waiver of Claims.

(a)           Release.  In consideration of the payments and benefits provided to Executive under the Severance Agreement and after consultation with counsel, Executive and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have or in the future may possess, arising out (i) of Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company or Executive set forth in the Severance Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or Executive (including, without limitation, obligations to Executive under the Severance Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights Executive has as a current or former officer or director of the Company including, without limitation, any and all rights thereto referenced in the Severance Agreement, the Company’s bylaws, other governance documents or any rights with respect to directors’ and officers’ insurance policies; Executive’s right to reimbursement of business expenses; and any Claims the Releasors may have against the Releasees in the event that the Company or any member of the Releasees brings any Claims against Executive or any member of the Releasors.

(b)           Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to Executive under the Severance Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Executive signs this Agreement arising under the Federal

Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  By signing this Agreement, Executive hereby acknowledges and confirms the following:  (i) Executive was advised by the Company in connection with his  termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Agreement.  Executive also understands that he has seven (7) calendar days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c)           No Assignment.  Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.             Proceedings.  Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to Executive under the Severance Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding.  Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3.             Remedies.  In the event Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within thirty (30) calendar days following receipt of such notice, or if he revokes the ADEA release contained in Section 1(b) of this Agreement within the seven (7)-calendar-day period provided under Section 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Severance Agreement or terminate any benefits or payments that are subsequently due under the Severance Agreement, without waiving the release granted herein.  Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4.             Severability Clause.  In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5.             Nonadmission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6.             Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Colorada applicable to contracts executed in and to be performed in that State.

7.             Notices.  All notices or communications hereunder shall be in writing, addressed as provided in Section 6(g) of the Severance Agreement.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, Executive has executed this Agreement on the date first set forth below.

EXECUTIVE

[NAME

Date of Execution: